SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 0-12130

                             RAUCH INDUSTRIES, INC.
             (Exact Name of Registrant as specified in its charter)

                               Post Office Box 609
                         Gastonia, North Carolina 28053
                                 (704) 867-5333
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          Common Stock $1.00 par value
            (Title of each class of securities covered by this Form)

                                      None
                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule 12g-4(a)(1)(i)      [x]      Rule 12h-3(b)(1)(ii)      [ ]
                Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(2)(i)       [ ]
                Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(ii)      [ ]
                Rule 12g-4(a)(2)(ii)     [ ]
                Rule 12h-3(b)(1)(i)      [x]      Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date: 1

  Pursuant to the requirements of the Securities Exchange Act of 1934, Rauch Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


February 15, 1996                   By:  /s/ Donald G. Walser
                                            --------------------
                                      Name:  Donald G. Walser
                                      Title: Executive Vice President